As filed with the Securities and Exchange Commission on February 12, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

JUNIPER NETWORKS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0422528
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1194 North Mathilda Avenue

Sunnyvale, California 94089

(408) 745-2000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

WANDL, Inc. 2013 Restricted Stock Unit Plan

(Full title of the plan)

Mitchell Gaynor, Esq.

Executive Vice President and General Counsel

Juniper Networks, Inc.

1194 North Mathilda Avenue

Sunnyvale, California 94089

(408) 745-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Katharine A. Martin, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 Telephone: (650) 493-9300	Mary Anne Becking, Esq. Juniper Networks, Inc. 1194 North Mathilda Avenue Sunnyvale, California 94089 Telephone: (408) 745-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not Check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.00001 par value, to be issued pursuant to the WANDL, Inc. 2013 Restricted Stock Unit Plan (the “WANDL Plan”)	629,414 shares (1) (2)	$27.03	$17,013,060.42 (3)	$2,191.28

(1)	This registration statement also shall cover any additional shares of Registrant’s common stock that become issuable under the WANDL Plan, by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of common stock.
(2)	Pursuant to the Agreement and Plan of Merger and Reorganization entered into as of December 14, 2013, among the Registrant, WANDL, Inc. (“WANDL”), Nike Acquisition, Inc., Nike Acquisition, LLC and certain other parties, all of the outstanding restricted stock units of WANDL issued under the WANDL Plan were assumed by the Registrant and converted into awards to receive shares of the Registrant’s common stock.
(3)	Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act of 1933, as amended, on the basis of $27.03 per share, the average of the high and low prices of the Registrant’s common stock on February 7, 2014, as reported on the New York Stock Exchange.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents and information previously filed by Juniper Networks, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on February 26, 2013;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, filed with the Commission on May 8, 2013, August 8, 2013 and November 8, 2013, respectively, and the Registrant’s Current Reports on Form 8-K filed with the Commission on February 13, 2013, February 27, 2013, May 24, 2013, July 23, 2013 (excluding Items 2.02 and 9.01), July 25, 2013, November 13, 2013, December 10, 2013, December 31, 2013 and January 24, 2014; and

(c)	The descriptions of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 22, 2009, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference (excluding any information “furnished,” but not “filed” with the Commission) herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Except as so modified or superseded, such statement shall not be deemed to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Delaware law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions. The effect of this provision is to eliminate the personal liability of directors to the corporation or its stockholders for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence. The Registrant’s amended and restated certificate of incorporation contains such a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by applicable law.

Delaware law also provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful. In addition, under Delaware law, in general, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

Additionally, under Delaware law, a corporation generally has the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

The Registrant’s amended and restated bylaws provide that the Registrant shall indemnify any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative (other than an action by or in the right of the Registrant), by reason of the fact that the person is or was a director, officer employee or agent of the Registrant, any predecessor of the Registrant or any subsidiary of the Registrant or serves or served at any other enterprise as a director or officer at the request of the Registrant, any predecessor to the Registrant or any subsidiary of the Registrant, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. However, the aforementioned indemnification applies only if the indemnified person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s amended and restated bylaws also provide that the Registrant may, but is not required, to provide the above indemnification (subject to the same qualifications) with respect to persons who are or were serving at the request of the Registrant or any predecessor or subsidiary of the Registrant as an employee or agent of another entity.

The Registrant’s amended and restated bylaws further provide that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant or any predecessor or subsidiary of the Registrant, to procure a judgment in the Registrant’s favor, by reason of the fact that he or she is or was a director or officer of the Registrant or any predecessor or subsidiary of the Registrant, or is or was serving at the request of the Registrant or predecessor or subsidiary of the Registrant, as a director, officer, employee or agent of another entity, against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit. However, this indemnification applies only if the indemnified person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Registrant and no indemnification shall be made in respect of any claim, issue or matter as to which such person is adjudged to be liable to the Registrant, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines that such person is entitled to such indemnity. The Registrant’s amended and restated bylaws also provide that the Registrant may, but is not required, to provide the indemnification described in this paragraph (subject to the same qualifications) with respect to persons who are or were serving as employees and agents of the Registrant or any predecessor or subsidiary of the Registrant, or is or was serving at the request of the Registrant or any predecessor or subsidiary of the Registrant as a director, officer, employee or agent of another entity.

The Registrant’s amended and restated bylaws also provide that the Registrant shall advance to a director, officer, employee or agent of the Registrant the expenses incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant.

The Registrant’s amended and restated bylaws also provide that the Registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant or predecessor or subsidiary of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify him or her against such liability under the indemnification provisions of the Registrant’s amended and restated bylaws.

Pursuant to the authority provided in the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws, the Registrant has entered into indemnification agreements with each of its executive officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Registrant, and providing for certain other protection. The Registrant also maintains insurance policies which insure its officers and directors against certain liabilities.

The foregoing summaries are necessarily subject to the complete text of the statute, the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Juniper Networks, Inc. Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Commission on March 27, 2001)

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Juniper Networks, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on May 24, 2012)

4.3	Amended and Restated Bylaws of Juniper Networks, Inc. (incorporated by reference to Exhibit 3.2 of Registrant’s Current Report on Form 8-K, filed with the Commission on December 31, 2013)

4.4	WANDL, Inc. 2013 Restricted Stock Unit Plan

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1)

24.1	Power of Attorney (contained in signature page of this registration statement)

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the forgoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on February 12, 2014.

JUNIPER NETWORKS, INC.

By:	/s/ SHAYGAN KHERADPIR
Shaygan Kheradpir
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Robyn M. Denholm and Mitchell L. Gaynor, jointly and severally, as his or her true and lawful attorneys-in-fact, each with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ SHAYGAN KHERADPIR
Shaygan Kheradpir	Chief Executive Officer and Director (Principal Executive Officer)	February 12, 2014

/s/ ROBYN M. DENHOLM
Robyn M. Denholm	Executive Vice President, Chief Financial and Operations Officer (Principal Financial Officer)	February 12, 2014

/s/ TERRANCE F. SPIDELL
Terrance F. Spidell	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	February 12, 2014

/s/ SCOTT KRIENS
Scott Kriens	Chairman of the Board of Directors	February 12, 2014

/s/ PRADEEP SINDHU
Pradeep Sindhu	Chief Technical Officer and Vice Chairman of the Board of Directors	February 4, 2014

/s/ ROBERT M. CALDERONI
Robert M. Calderoni	Director	February 12, 2014

/s/ MARY B. CRANSTON
Mary B. Cranston	Director	February 12, 2014

/s/ MERCEDES JOHNSON
Mercedes Johnson	Director	February 12, 2014

/s/ J. MICHAEL LAWRIE
J. Michael Lawrie	Director	February 1, 2014

/s/ WILLIAM F. MEEHAN
William F. Meehan	Director	February 1, 2014

/s/ DAVID SCHLOTTERBECK
David Schlotterbeck	Director	February 12, 2014

/s/ WILLIAM R. STENSRUD
William R. Stensrud	Director	January 31, 2014

Kevin R. Johnson	Director

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Juniper Networks, Inc. Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Commission on March 27, 2001)

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Juniper Networks, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on May 24, 2012)

4.3	Amended and Restated Bylaws of Juniper Networks, Inc. (incorporated by reference to Exhibit 3.2 of Registrant’s Current Report on Form 8-K, filed with the Commission on December 31, 2013)

4.4	WANDL, Inc. 2013 Restricted Stock Unit Plan

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1)

24.1	Power of Attorney (contained in signature page of this registration statement)